EXHIBIT 99.1

Somerset Hills Bancorp Reports 2010 Full-Year and Fourth Quarter Earnings; Full-Year 2010 Net Income Up 32.5% Versus 2009; 4th Quarter 2010 Net Income Up 68.0% Versus 2009; 4th Quarter 2010 Net Income Up 17.6% Sequentially

BERNARDSVILLE, N.J., Jan. 27, 2011 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income available to common stockholders of $2,510,000, or $0.46 per diluted share, for 2010 versus $1,544,000, or $0.28 per diluted share, for 2009. For the fourth quarter 2010, net income available to common stockholders was $810,000, or $0.15 per diluted share, versus $482,000, or $0.09 per diluted share, for the fourth quarter of 2009 and $689,000, or $0.13 per diluted share, for the third quarter of 2010.

Net income available to common stockholders for the full-year 2009 was negatively impacted by $350,000 due to accretion, dividends, and repurchase premium related to $7.4 million of preferred stock issued in January 2009 to the U.S. Treasury under the Capital Purchase Program. During the second quarter of 2009, the Company repurchased all shares of preferred stock and warrants issued to Treasury, thus eliminating any dilutive effect in prospective periods. Net income for the full-year 2010 increased by 32.5% from 2009; however, net income available to common stockholders, which takes into account the negative impact of the preferred stock on 2009 results, increased by 62.6%.

Stewart E. McClure, Jr., President and CEO stated, "2010 marked a banner year for Somerset Hills Bancorp. Net income for the full year was a record, and our current quarter results reflected continued improvement in all areas of the Bank. The Bank's return on assets reached 0.98% for the quarter, supported by both improved core banking earnings as well as strong results from our mortgage banking subsidiary, Sullivan Financial, which originates residential mortgage loans for sale on a pre-sold flow basis. Meanwhile, our asset quality remains solid with nonaccrual loans decreasing from last quarter. Today, we have only one nonaccrual loan representing just 0.12% of total loans and 99.6% of all of our loans are current. We continue to improve back-office efficiencies, doing more with less and driving this quarter's efficiency ratio down to 65% from 72% one year ago. On the economy in general, we see a continued challenging operating environment with sluggish economic growth and only tepid gains in employment. Nevertheless, our capital is strong, we are liquid, our asset/liability mix is positioned for rising rates and our commercial loan pipeline is growing, all of which point to an optimistic outlook as we head into 2011."

Net interest income on a fully taxable equivalent basis for 2010 totaled $11.5 million, an increase of $804,000, or 7.5%, from $10.7 million earned in 2009. The increase in net interest income was primarily attributable to a widening of the net interest margin, which increased by 24 basis points to 3.98% in 2010 from 3.74% in 2009. Also contributing to higher net interest income for the current year was a 0.9% increase in interest-earning assets to $294.3 million in 2010 from $291.8 million in 2009. For the fourth quarter of 2010, net interest income on a fully taxable equivalent basis increased to $2.9 million and the net interest margin increased to 3.82%, up from $2.8 million and 3.63% for the prior year fourth quarter. Also contributing to the increase in net interest income for the current quarter was a 1.7% increase in interest-earning assets to $306.0 million in 2010 from $300.7 million for same period one year ago. The increases in the net interest margin for the full-year and quarterly comparisons were primarily due to a reduction in rates paid for deposits and an improved deposit mix weighted more towards transaction accounts. The net interest margin for the fourth quarter 2010 (3.82%) contracted slightly from the third quarter 2010 (3.93%), and from the second quarter 2010 (4.06%). The average balance of cash and due from banks, which has been invested predominantly at an overnight rate of 0.25%, was $50.0 million for the fourth quarter 2010, $39.7 million for the third quarter 2010 and $29.9 million for the second quarter 2010. The increase in liquid funds has resulted from strong growth in core deposits that has outpaced loan growth. Adjusted on a pro forma basis to exclude the increase in liquidity that has occurred over the past three sequential quarters, the Bank's net interest margin has essentially been flat.

For the full-year 2010, non-interest income was $2.2 million, down $717,000 from $2.9 million earned during 2009. Bank owned life insurance income was significantly lower in 2010, as the bank received $568,000 on a life insurance policy in 2009 in connection with the death of its former CFO. Further contributing to the decrease was a $210,000 decline in gains on sales of residential mortgage loans, due to reduced origination volume at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank. Partially offsetting these declines were higher banking and wealth management fees. For the fourth quarter 2010, non-interest income increased to $728,000 from $550,000 in the fourth quarter of 2009, due primarily to a $170,000 increase in gains on sales of residential loans, reflecting increased origination activity versus the comparable period.

Management continued its focus on operating efficiency throughout 2010. Non-interest expenses decreased by $469,000, or 4.6%, to $9.6 million in 2010 from $10.1 million in 2009, primarily due to lower occupancy, FDIC insurance, and outside legal, audit and consulting expenses. For the three months ended December 31, 2010, non-interest expenses were $2.4 million, essentially flat from $2.3 million in the comparable 2009 period. An increase in employee-related expense was offset by declines in occupancy, and outside legal, audit and consulting expenses.

The Company recorded provisions for income taxes of $1.2 million and $423,000 for the full-year and fourth quarter of 2010, respectively, versus $441,000 and $214,000 for the full-year and fourth quarter of 2009, respectively. The effective tax rates were 32.7% and 34.3% for the full-year and fourth quarter of 2010, respectively, versus 18.9% and 30.8% for the full-year and fourth quarter of 2009, respectively. The increase in the effective tax rates this year versus last was due to an increase in income from taxable sources, whereas recurring non-taxable income has declined slightly. In addition, pretax income for the full-year 2009 included a tax-free $568,000 death benefit payment on bank owned life insurance, which resulted in a very low effective rate for the applicable period.

For 2010, the provision for loan losses was $125,000 and net charge-offs were $361,000, while for 2009, the provision for loan losses was $950,000 and net charge-offs were $658,000. For the fourth quarter of 2010, the provision for loan losses was $25,000 and there were $266,000 in net charge-offs, while for the fourth quarter of 2009, the provision for loan losses was $200,000 and net charge-offs were $3,000. During the fourth quarter of 2010, the Company charged off completely one consumer credit of $298,000 that previously had a specific impairment reserve of approximately $200,000. The allowance for loan losses at December 31, 2010 was $2.9 million, representing 1.39% of total loans. At December 31, 2009 the allowance was $3.1 million, representing 1.50% of total loans. Nonaccrual loans at December 31, 2010 totaled $254,000 representing 0.12% of total loans and virtually unchanged from one year ago. The nonperforming asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.08% at both December 31, 2010 and 2009. The Company had no OREO at either of December 31, 2010 or 2009. Troubled debt restructured loans ("TDRs") totaled $738,000 at December 31, 2010 versus $394,000 at December 31, 2009. All TDRs are current and performing under their restructured terms. As of December 31, 2010, the Company had $512,000 in loans delinquent 30 to 89 days, representing 0.25% of total loans, versus $759,000, or 0.37%, of total loans, at December 31, 2009.

As of December 31, 2010, the Company's tangible common equity ratio and tangible book value per share were 11.98% and $7.27, respectively. As of December 31, 2009, the Company's tangible common equity ratio and tangible book value per share were 11.57% and $7.02, respectively.

The Board of Directors declared a quarterly cash dividend of $0.06 per share payable February 28, 2011 to shareholders of record as of February 14, 2011.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended December 31
($ in thousands except per share data)	2010	2009

Income Statement Data:
Net interest income	$ 2,896	$ 2,694
Provision for loan losses	25	200
Net interest income after prov. for loan losses	2,871	2,494
Non-interest income	728	550
Non-interest expense	2,366	2,348
Income before income taxes	1,233	696
Income tax expense	423	214
Net income	$ 810	$ 482
Net income available to common stockholders	$ 810	$ 482
Diluted earnings per share	$ 0.15	$ 0.09

Balance Sheet Data:
At period end-
Total assets	$ 328,896	$ 330,110
Loans, net	204,271	203,657
Loans held for sale	2,230	5,360
Allowance for loan losses	2,875	3,111
Investment securities held to maturity	10,740	12,262
Investment securities held for sale	35,993	34,215
Deposits	276,541	279,125
Borrowings	11,000	11,000
Shareholders' equity	39,391	38,200
Book value per share	$ 7.27	$ 7.02
Tangible common equity ratio	11.98%	11.57%
Average for the period-
Interest-earning assets	305,979	300,734
Total assets	327,179	318,001
Shareholders' equity	39,816	38,694

Performance Ratios:
Return on average assets	0.98%	0.60%
Return on average equity	8.07%	4.94%
Net interest margin (FTE)	3.82%	3.63%
Efficiency ratio	65.3%	72.4%

Asset Quality:
Net charge-offs (recoveries)	266	3
At period end-
Nonaccrual loans	254	256
OREO property	--	--
Total nonperforming assets	254	256
Troubled debt restructured loans	738	394
Nonaccrual loans to total loans	0.12%	0.12%
Nonperforming assets to total assets	0.08%	0.08%
Allowance for loan losses to total loans	1.39%	1.50%
Allowance as a % of nonperforming loans	1,132%	1,215%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009

INTEREST INCOME

Loans, including fees	$ 2,903	$ 2,929	$ 11,544	$ 11,720
Federal funds sold	--	--	--	2
Investment securities	434	501	1,810	2,043
Interest bearing deposits with other banks	37	30	119	89
Total interest income	3,374	3,460	13,473	13,854

INTEREST EXPENSE
Deposits	384	672	1,822	3,020
Federal Home Loan Bank advances	94	94	371	371
Total interest expense	478	766	2,193	3,391

Net interest income	2,896	2,694	11,280	10,463

PROVISION FOR LOAN LOSSES	25	200	125	950

Net interest income after provision for loan losses	2,871	2,494	11,155	9,513

NON-INTEREST INCOME
Service fees on deposit accounts	79	85	299	293
Gains on sales of mortgage loans, net	492	322	1,281	1,491
Bank owned life insurance	74	77	298	879
Other income	83	66	336	268
Total Non-Interest Income	728	550	2,214	2,931

NON-INTEREST EXPENSE
Salaries and employee benefits	1,411	1,302	5,460	5,452
Occupancy expense	395	435	1,665	1,882
Advertising and business promotions	38	46	189	198
Printing stationery and supplies	28	35	133	186
Data processing	140	124	535	499
FDIC insurance	93	84	387	503
Other operating expense	261	322	1,271	1,389
Total Non-Interest Expense	2,366	2,348	9,640	10,109

Income before provision for taxes	1,233	696	3,729	2,335

PROVISION FOR INCOME TAXES	423	214	1,219	441

Net income	$ 810	$ 482	$ 2,510	$ 1,894

Dividends on preferred stock and accretion	--	--	--	350

Net income available to common stockholders	$ 810	$ 482	$ 2,510	$ 1,544

Diluted earnings per common share	$ 0.15	$ 0.09	$ 0.46	$ 0.28

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31, 2010	December 31, 2009

ASSETS

Cash and due from banks	$ 5,480	$ 4,911
Interest bearing deposits at other banks	52,086	51,381
Total cash and cash equivalents	57,566	56,292

Loans held for sale	2,230	5,360
Investment securities held to maturity (Approximate market value of $10,548 in 2010 and $11,983 in 2009)	10,740	12,262
Investments available for sale	35,993	34,215

Loans receivable	207,146	206,768
Less allowance for loan losses	(2,875)	(3,111)

Net loans receivable	204,271	203,657

Premises and equipment, net	5,285	5,592
Bank owned life insurance	8,053	7,756
Accrued interest receivable	1,111	1,127
Prepaid expenses	1,251	1,440
Other assets	2,396	2,409

Total assets	$ 328,896	$ 330,110

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 68,521	$ 59,288
Interest bearing deposits
Now, M/M and savings	166,304	169,510
Certificates of deposit, under $100,000	21,101	26,041
Certificates of deposit, $100,000 and over	20,615	24,286

Total deposits	276,541	279,125

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	1,964	1,785

Total liabilities	289,505	291,910

STOCKHOLDERS' EQUITY
Preferred stock - 1,000,000 Shares authorized, none issued	--	--
Common stock - authorized 9,000,000 shares of no par value; issued and outstanding, 5,421,924 shares in 2010 and 5,438,762 shares in 2009	37,600	37,334
Retained earnings	1,145	182
Accumulated other comprehensive income	646	684

Total stockholders' equity	39,391	38,200

Total liabilities and stockholders' equity	$ 328,896	$ 330,110
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Chief Financial Officer
         908.630.5018